Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Amendment No. 1 to Form F-3 No. 333-116087) and related prospectus of Trintech Group PLC (“the Company”) for the registration of 300,000 ordinary shares of the Company, represented by 150,000 American Depositary Shares, and to the incorporation by reference therein of our report dated February 24, 2004, with respect to the consolidated financial statements and schedules of the Company included in its Annual Report on Form 20-F for the year ended January 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Dublin, Ireland

June 17, 2004